Exhibit 99.1

News Release

Release Date:	Wednesday, April 24, 2013

Release Time:	At Market Close

Contact:	Eric E. Stickels, Executive Vice President & CFO

Phone:	(315) 366-3702

Oneida Financial Corp. Reports 2013 First Quarter Operating Results (unaudited)

Oneida, NY, April 24, 2013 - Oneida Financial Corp. (NASDAQ Global: ONFC), the parent company of The Oneida Savings Bank, has announced first quarter operating results. Net income for the three months ended March 31, 2013 was $2.0 million, or $0.28 diluted earnings per share, compared to $2.0 million, or $0.29 diluted earnings per share, for the three months ended March 31, 2012.

Net income from operations for the first quarter, excluding non-cash gains and losses, as referenced in the table below, was $1.5 million or $0.22 basic earnings per share. This compares to net income from operations for the 2012 first quarter of $1.7 million or $0.25 basic earnings per share. The decrease of $164,000 in operating earnings in the first quarter of 2013 as compared with the same period last year was primarily the result of a decrease in net interest income and an increase in non-interest expense; partially offset by an increase in non-interest income, a decrease in provision for loan losses and a decrease in the provision for income taxes.

Key Balance Sheet Changes at March 31, 2013

•	The Bank is categorized as well capitalized at March 31, 2013 with a Tier 1 leverage ratio of 9.59% and a total risk-based capital ratio of 15.44%. The Company’s average equity ratio as a percent of average assets was 13.70% at March 31, 2013 compared to 13.26% at March 31, 2012.
•	Deposit accounts were at the record level of $608.0 million at March 31, 2013, an increase of $39.7 million from December 31, 2012. Total deposits increased $19.6 million from March 31, 2012, representing an increase of $27.2 million in retail deposits partially offset by a decrease of $9.6 million in municipal deposits over the past twelve months.
•	Net loans receivable totaled $317.7 million at March 31, 2013 compared to $311.7 million at December 31, 2012 and $286.1 million at March 31, 2012. The increase in net loan balances over the past twelve months reflect the Company’s continued loan origination efforts partially offset by loan sales activity. The Company has sold $18.4 million in fixed rate residential loans, which represents the majority of the Company’s fixed-rate residential loan origination volume with terms exceeding 15 years, during the trailing twelve months ended March 31, 2013.
•	Investment and mortgage-backed securities totaled $258.4 million at March 31, 2013, an increase of $1.0 million from December 31, 2012, and a decrease of $9.5 million from March 31, 2012. The decrease in investment and mortgage-backed securities is primarily the result of the decrease in pledged collateral needed to support municipal deposit activities.

•	The Company continued to repay maturing Federal Home Loan Bank advances with proceeds from investment securities maturities, calls and other cash flows. Borrowings outstanding were $1.0 million at March 31, 2013 a decrease of $10.0 million from March 31, 2012.
•	Total equity at March 31, 2013 was $93.9 million, an increase of $845,000 from December 31, 2012 and an increase of $5.0 million from March 31, 2012. The change in total equity is the result of the contribution of net earnings combined with valuation adjustments made for the Company’s available for sale investment and mortgage-backed securities, partially offset by the completion of the Company’s stock repurchase program whereby 103,453 shares of common stock were reacquired and the declaration of cash dividends during the trailing twelve month period.

Key Operating items for first quarter 2013 include:

•	Net interest income was $4.8 million for the three months ended March 31, 2013 compared to $4.9 million for the three months ended March 31, 2012. Net interest margin was 3.30% for the first quarter of 2013 compared to 3.38% for the first quarter of 2012.
•	Non-interest income was $7.2 million for the three months ended March 31, 2013 compared to $6.8 million for the three months ended March 31, 2012. This increase is primarily the result of an increase in revenue derived from the Company’s insurance and other non-banking operations of $467,000 to $6.0 million in the first quarter of 2013 compared to $5.5 million in the comparable 2012 period.
•	An increase in the fair value recognized on trading (equity) securities of $819,000 was recognized for the three months ended March 31, 2013 compared to a non-cash increase of $436,000 for the three months ended March 31, 2012.
•	Noninterest expense increased to $10.2 million for the three months ended March 31, 2013 compared to $9.4 million for the comparable period in 2012. This increase was primarily the result of an increase in compensation and employee benefits expense combined with the financial impact of the previously announced acquisition of a Schenectady, New York based insurance agency which was merged into the Company’s insurance subsidiary effective December 31, 2012.

Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp., said, “Oneida Financial Corp. is pleased to report near record earnings in the first quarter while continuing to grow our banking and insurance businesses.” Kallet continued, “Oneida Savings Bank is reporting a record level of assets and deposits at March 31, 2013, while our insurance and financial services subsidiaries, Bailey & Haskell Associates, Inc. and Benefit Consulting Group, Inc., once again posted record first quarter revenue including the contribution of our recent acquisition of the Schenectady Insuring Agency.” Kallet concluded, “Oneida Financial Corp. continues to define the distinction between Wall Street banking and Main Street banking. This distinction will be further reinforced later this year with our investment advisory, trust and pension services units operating cohesively as Oneida Wealth Management. The result is a strong and vital financial institution, fully prepared to meet the economic challenges of the future.”

Net Interest Income and Margin

First quarter 2013 compared with first quarter 2012

Net interest income was $4.8 million for the first quarter of 2013, a decrease of $28,000 from the first quarter of 2012. The net interest margin was 3.30% for the first quarter of 2013, compared to 3.38% for the first quarter of 2012. Interest income decreased due to a decrease in the yield on interest-earning assets of 22 basis points to 3.73% partially offset by an increase in average interest-earning assets of $10.3 million. For the same period, the cost of interest-bearing deposits decreased 9 basis points to 0.49% while average interest-bearing deposits increased $12.2 million. The Company executed on its planned repayment of Federal Home Loan Bank borrowings upon the maturity of its advances resulting in a decrease of $8.2 million in average borrowings outstanding. The average cost of interest-bearing liabilities decreased 15 basis points to 0.51% for the first quarter of 2013 as compared to the first quarter of 2012.

First quarter 2013 compared with linked quarter ended December 31, 2012

Net interest income for the quarter ended March 31, 2013 decreased $82,000 from the quarter ended December 31, 2012. The decrease in net interest income reflects a decrease in our net interest margin of 6 basis points from 3.36% for the quarter ended December 31, 2012. The yield on interest-earning assets decreased 14 basis points from 3.87% for the quarter ended December 31, 2012 while the cost of interest-bearing liabilities decreased 8 basis points from 0.59% during the fourth quarter of 2012 to 0.51% during the first quarter of 2013.

Provision for loan losses

First quarter 2013 compared with first quarter 2012

During the first quarter of 2013, the Company made a $100,000 provision for loan losses as compared with $150,000 in provision for loan losses during the first quarter of 2012. Net charge-offs during the current quarter were $15,000. The Company continues to monitor the adequacy of the allowance for loan losses given the risk assessment of the loan portfolio and current economic conditions. The Company continues to report an overall low level of net loan charge-offs as compared to all other financial institutions in the U.S. with total assets between $500 million and $1 billion. Non-performing loans as a percentage of total loans was 0.21% at March 31, 2013 as compared with 0.58% at March 31, 2012. The ratio of the loan loss allowance to loans receivable was 0.90% at March 31, 2013 as compared to 1.05% at March 31, 2012. The decrease in the allowance ratio is primarily the result of the charge-off during the second quarter of 2012 of a specifically reserved impaired commercial real estate loan relationship with a principal balance of $836,000.

First quarter 2013 compared with linked quarter ended December 31, 2012

The provision for loan losses decreased by $160,000 during the first quarter of 2013 as compared with the linked prior quarter. Non-performing loans to total loans were 0.21% at March 31, 2013 as compared with 0.23% at December 31, 2012. The ratio of the loan loss allowance to loans receivable was 0.90% at March 31, 2013 compared to 0.89% at December 31, 2012.

Non-interest Income

First quarter 2013 compared with first quarter 2012

Noninterest income totaled $7.2 million for the first quarter of 2013, an increase of $395,000 or 5.8% from $6.8 million in the first quarter of 2012. The increase was primarily due to an increase of $467,000 in commissions and fees on the sales of non-bank products through the Company’s insurance and financial service subsidiaries including the revenue resulting from the previously announced acquisition of a Schenectady, New York based insurance agency which was merged into the Company’s insurance subsidiary effective December 31, 2012. The increase in non-interest income was also due to an increase in service charges on deposit accounts which increased $48,000. The increases were partially offset by a decrease in loan sale and servicing income, which totaled $206,000 in the first quarter of 2013 as compared with $311,000 in the first quarter of 2012. The Bank sells substantially all of its fixed-rate residential mortgage loan originations with maturities exceeding 15 years on a servicing retained basis in the secondary market. These loan sales help the Bank to control interest rate risk. The volume of fixed-rate residential mortgage loan sales has decreased in the current quarter as compared with the 2012 period due to the retention by the Bank of loans with maturities of 15 years and less.

First quarter 2013 compared with linked quarter ended December 31, 2012

Noninterest income increased $105,000 from $7.1 million on a linked-quarter basis, reflecting an increase in commissions and fees on the sales of non-bank products of $152,000 in the current quarter as compared with the fourth quarter of 2012, partially offset by a decrease in loan sale and servicing income in the first quarter of 2013 of $62,000.

Net Investment Gains (Losses)

First quarter 2013 compared with first quarter 2012

Net investment gains of $4,000 were recorded in the first quarter of 2013 compared with net investment gains of $97,000 in the first quarter of 2012. The Company has not recorded any other-than-temporary investment impairment charges during either period.

First quarter 2013 compared with linked quarter ended December 31, 2012

During the linked quarter ended December 31, 2012, the Company realized net investment gains of $374,000.

Change in the Fair Value of Investments

First quarter 2013 compared with first quarter 2012

The Company has identified the preferred and common equity securities it holds in the investment portfolio as trading securities and as such the change in fair value of these securities is reflected as a non-cash adjustment through the income statement. For the three months ended March 31, 2013, the market value of the Company’s trading securities increased $819,000 as compared with an increase of $436,000 in the first quarter of 2012. The increase in market value of the Company’s trading securities in the first quarter of 2013 includes $239,000 in gains received upon the sale of $2.5 million in certain trading assets during the period which is reflective of the increase in broader equity markets during the period.

First quarter 2013 compared with linked quarter ended December 31, 2012

During the linked quarter ended December 31, 2012, the Company recorded non-cash adjustment of $89,000 reflecting an increase in market value of the Company’s trading securities at the end of the fourth quarter of 2012.

The table below summarizes the Company's operating results excluding these cumulative non-cash charges related to the change in fair value of trading securities and the non-cash impairment charges recorded as net investment losses in each period.

Reported Results and Operating Results/Non-GAAP
(excluding non-cash gains and losses recognized under the fair value option)
(All amounts in thousands except net income per basic share)

	Three Months	Three Months
	Ending	Ending
	Mar 31,	Mar 31,
	2013	2012
Net Income attributable to Oneida
Financial Corp.	$1,950	$2,002
Less:
Change in fair value of investments	(580)	(436)
Income tax effect	144	112
Operating results attributable to
Oneida Financial Corp.	$1,514	$1,678
Reported net income per
diluted share	$0.22	$0.25
Operating net income per
diluted share	$0.22	$0.25

The change in the fair value of investments for the three months ending March 31, 2013 in the table above excludes $239,000 in gains received upon the sale of certain trading assets during the period.

The Company believes these non-GAAP financial measures provide a meaningful comparison of the underlying operational performance of the Company, and facilitate investors' assessments of business and performance trends in comparison to others in the financial services industry. In addition, the Company believes this alternate presentation of these items enables management to perform a more effective evaluation and comparison of the Company's results and to assess the overall performance of our business in relation to the Company's ongoing operations.

Non-interest Expense

First quarter 2013 compared with first quarter 2012

Noninterest expense was $10.2 million for the three months ended March 31, 2013 as compared with $9.4 million during the first quarter of 2012. The increase in noninterest expense was primarily due to an increase in salaries and employee benefit expenses combined with an increase in selling expenses associated with the increase in sales of insurance and other non-banking products through our subsidiaries. The previously announced acquisition of a Schenectady, New York based insurance agency which was merged into the Company’s insurance subsidiary effective January 1, 2013 contributed $354,000 of additional non-interest expense.

First quarter 2013 compared with linked quarter ended December 31, 2012

Noninterest expense increased $458,000 in the first quarter of 2013 as compared with the linked prior quarter. The increase in non-interest expense is primarily the result of an increase in salaries and employee benefit expense of $222,000, an increase of $113,000 in equipment and occupancy expense, an increase of $37,000 in the amortization of intangibles and an increase of $86,000 in other costs of operations as compared with quarter ended December 31, 2012. These increased non-interest expenses are primarily the result of the previously announced acquisition of a Schenectady, New York based insurance agency which was merged into the Company’s insurance subsidiary effective December 31, 2012.

Income Taxes

The Company’s effective tax rate was 24.8% for the first quarter of 2013 as compared with an effective tax rate of 25.7% for the first quarter of 2012. For the linked quarter ended December 31, 2012, the Company’s effective tax rate was 28.5%. The change in effective tax rates for the specific periods is due to changes in the bank’s tax exempt and tax preferred investment income and the overall tax rate in effect for the year.

About Oneida Financial Corp.

The Company’s wholly owned subsidiaries include The Oneida Savings Bank, a New York State chartered FDIC insured stock savings bank; State Bank of Chittenango, a state chartered limited-purpose commercial bank; Bailey & Haskell Associates, Inc., an insurance, risk management and employee benefits company; and Benefit Consulting Group, Inc., a financial services and investment advisory firm. Oneida Savings Bank was established in 1866 and operates eleven full-service banking offices in Madison and Oneida counties. For more information, visit the Company’s web site at www.oneidafinancial.com.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

In addition to historical information, this earnings release may contain forward-looking statements for purposes of applicable securities laws. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. There are a number of important factors described in documents previously filed by the Company with the Securities and Exchange Commission, and other factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

All financial information provided at and for the quarter ended March 31, 2013 and all quarterly data is unaudited. Selected financial ratios have been annualized where appropriate. Operating data is presented in thousands of dollars, except for per share amounts.

	At	At	At	At	At
Selected Financial Condition Data:	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(in thousands except per share data)	2013	2012	2012	2012	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Total assets	$719,687	$681,391	$676,574	$676,274	$699,760
Cash and cash equivalents	53,914	19,803	31,689	16,336	51,223
Loans receivable, net	317,674	311,703	301,075	293,905	286,067
Mortgage-backed securities	91,687	90,907	107,526	115,630	102,745
Investment securities	166,747	166,539	145,270	156,140	165,209
Trading securities	3,947	5,630	7,541	7,687	7,446
Goodwill and other intangibles	26,914	27,017	24,691	24,774	24,857
Interest bearing deposits	536,616	492,455	491,318	487,367	511,982
Non-interest bearing deposits	71,390	75,810	78,680	73,274	76,466
Borrowings	1,000	6,000	6,000	14,000	11,000
Total equity	93,885	93,040	90,516	90,417	88,932

Book value per share
(end of period)	$13.79	$13.71	$13.40	$13.41	$13.00
Tangible value per share
(end of period)	$9.84	$9.73	$9.74	$9.74	$9.37

	Quarter Ended
Selected Operating Data:	Mar 31,	Mar 31,
(in thousands except per share data)	2013	2012
	(unaudited)	(unaudited)
Interest income:
Interest and fees on loans	$3,727	$3,808
Interest and dividends
on investments	1,746	1,877
Interest on fed funds	5	6
Total interest income	5,478	5,691
Interest expense:
Interest on deposits	606	707
Interest on borrowings	35	119
Total interest expense	641	826
Net interest income	4,837	4,865
Provision for loan losses	100	150
Net interest income after
provision for loan losses	4,737	4,715
Net investment gains	4	97
Change in fair value of investments	819	436
Impairment of other asset	—	—
Non-interest income:
Service charges on deposit accts	680	632
Commissions and fees on sales
of non-banking products	5,970	5,503
Other revenue from operations	572	692
Total non-interest income	7,222	6,827
Non-interest expense
Salaries and employee benefits	6,624	6,034
Equipment and net occupancy	1,285	1,206
Intangible amortization	120	90
Other costs of operations	2,159	2,051
Total non-interest expense	10,188	9,381
Income before income taxes	2,594	2,694
Income tax provision	644	692
Net income	$1,950	$2,002
Net income per common
share ( EPS – Basic )	$0.28	$0.29
Net income per common
share ( EPS – Diluted)	$0.28	$0.29
Cash dividends paid	$0.12	$0.12

	First	Fourth	Third	Second	First
Selected Operating Data:	Quarter	Quarter	Quarter	Quarter	Quarter
(in thousands except per share data)	2013	2012	2012	2012	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income:
Interest and fees on loans	$3,727	$3,789	$3,769	$3,760	$3,808
Interest and dividends
on investments	1,746	1,865	1,903	1,973	1,877
Interest on fed funds	5	7	2	7	6
Total interest income	5,478	5,661	5,674	5,740	5,691
Interest expense:
Interest on deposits	606	665	666	701	707
Interest on borrowings	35	77	119	119	119
Total interest expense	641	742	785	820	826
Net interest income	4,837	4,919	4,889	4,920	4,865
Provision for loan losses	100	260	180	150	150
Net interest income after
provision for loan losses	4,737	4,659	4,709	4,770	4,715
Net investment gains	4	374	265	60	97
Change in fair value of investments	819	89	(147)	241	436
Impairment of other asset	—	—	(1,886)	—	—
Non-interest income:
Service charges on deposit accts	680	669	646	642	632
Commissions and fees on sales
of non-banking products	5,970	5,818	4,765	5,420	5,503
Other revenue from operations	572	630	723	473	692
Total non-interest income	7,222	7,117	6,134	6,535	6,827
Non-interest expense
Salaries and employee benefits	6,624	6,402	5,764	5,830	6,034
Equipment and net occupancy	1,285	1,172	1,168	1,128	1,206
Intangible amortization	120	83	83	83	90
Other costs of operations	2,159	2,073	1,981	1,991	2,051
Total non-interest expense	10,188	9,730	8,996	9,032	9,381
Income before income taxes	2,594	2,509	79	2,574	2,694
Income tax provision	644	714	14	675	692
Net income	$1,950	$1,795	$65	$1,899	$2,002
Net income per common
share ( EPS – Basic )	$0.28	$0.26	$0.01	$0.28	$0.29
Net income per common
share ( EPS – Diluted)	$0.28	$0.26	$0.01	$0.28	$0.29
Cash dividends paid	$0.12	$0.12	$0.12	$0.12	$0.12

	At	At	At	At	At
Selected Financial Ratios (1)	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
and Other Data	2013	2012	2012	2012	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Performance Ratios:
Return on average assets	1.14%	1.06%	0.04%	1.11%	1.20%
Return on average equity	8.32%	7.87%	0.29%	8.50%	9.03%
Return on average tangible equity	11.69%	10.79%	0.39%	11.77%	12.57%
Interest rate spread (2)	3.22%	3.28%	3.33%	3.23%	3.29%
Net interest margin (3)	3.30%	3.36%	3.41%	3.32%	3.38%
Efficiency ratio (4)	83.46%	80.15%	80.74%	78.12%	77.98%
Non-interest income to average assets	4.22%	4.20%	3.66%	3.80%	4.14%
Non-interest expense to average assets	5.96%	5.74%	5.37%	5.26%	5.55%
Average interest-earning assets as a ratio
of average interest-bearing liabilities	115.84%	116.80%	115.88%	115.39%	114.91%
Average equity to average total assets	13.70%	13.45%	13.56%	13.00%	13.26%
Equity to total assets (end of period)	13.05%	13.65%	13.38%	13.37%	12.71%
Tangible equity to tangible assets	9.67%	10.09%	10.10%	10.08%	9.49%

Asset Quality Ratios:
Nonperforming assets to
total assets (5)	0.20%	0.32%	0.27%	0.67%	0.75%
Nonperforming loans to
total loans	0.21%	0.23%	0.25%	0.24%	0.58%
Net charge-offs to average loans	0.00%	0.04%	0.02%	0.22%	0.02%
Allowance for loan losses to
loans receivable	0.90%	0.89%	0.88%	0.85%	1.05%
Allowance for loan losses to
nonperforming loans	418.89%	382.37%	353.07%	351.97%	179.31%

Bank Regulatory Capital Ratios:
Total capital
to risk weighted assets	15.44%	15.16%	16.81%	16.57%	16.05%
Tier 1 capital
to risk weighted assets	14.77%	14.50%	16.16%	15.96%	15.32%
Tier 1 capital
to average assets	9.59%	9.33%	10.20%	9.86%	9.84%

1 -	Ratios are annualized where appropriate.
2 -	The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
3 -	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
4 -	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income excluding net impairment losses, net investment gains(losses) and changes in the fair value of trading securities.
5 -	Non-performing assets include non-performing loans and non-accrual trust preferred securities.